Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Post-Effective Amendment No. 1 to the Registration Statement of SinoFresh HealthCare, Inc. filed with the Securities and Exchange Commission on Form SB-2, for the registration of 10,041,153 shares of its common stock, and to the inclusion in said amended Registration Statement of our report dated January 28, 2005, with respect to the consolidated financial statements of SinoFresh HealthCare, Inc. and Subsidiaries as of December 31, 2004 and for the years ended December 31, 2004 and 2003.
/s/ Moore Stephens Lovelace, P.A.
MOORE STEPHENS LOVELACE, P.A.
CERTIFIED PUBLIC ACCOUNTANTS
Orlando, Florida
September 28, 2005